Exhibit 13



                          PURCHASE AGREEMENT



          The PCS Cash Fund, Inc. (the "Fund"), a Maryland corporation, and Morgan Stanley & Co. Incorporated ("Morgan
  Stanley"), a Delaware corporation, intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers Morgan Stanley and Morgan Stanley hereby purchases the following shares of Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share listed below.

                              Number of              Purchase Price
Class of Common Stock      Shares Purchased            Per Share

      A                         33,000                     $1
      B                         33,000                      1
      C                         34,000                      1


  The Fund hereby acknowledges receipt from Morgan Stanley of funds in the amount of $100,000.00 in full payment for the Shares.

          2. Morgan Stanley represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. Morgan Stanley agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Fund begins the investment activities, Morgan Stanley will pay to the Fund an amount equal of the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares being redeemed by Morgan Stanley or such transferee and the denominator of which is equal to the number of Shares that are being purchased hereby and continue to be outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.
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            IN WITNESS WHEREOF, the parties hereto have executed
  this Agreement as of the _____ day of __________ 1989.

                              THE PCS CASH FUND, INC.

                              By: /s/ Warren J. Olsen



                              MORGAN STANLEY & CO. INCORPORATED

                              By: /s/ Barton M. Biggs













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